UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 9, 2006

Ferro Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-584	34-0217820
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Lakeside Avenue, Cleveland, Ohio		44114
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-641-8580

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

The Company has recently entered into two agreements with employees.

First, on March 9, 2006, the Company entered into a Change in Control Agreement with Peter T. Thomas, Vice President, Pharmaceuticals, Fine Chemicals & Polymer Additives. The agreement provides for certain benefits upon a change in control of the Company (as defined in the agreement) and severance benefits, including the following, if the officer is terminated following a change in control: (a) lump sum payment of two times annual compensation (salary and bonus); (b) continued participation in the Company’s employee benefits plans for 24 months; (c) a lump sum payment calculated to approximate the present value of the additional retirement benefits to which Mr. Thomas would have become entitled had he remained in the employment of the Company for another 24 months; and (d) a cash payment in an amount to reimburse, on an after-tax basis, that portion of any excise tax attributable to payment or benefits required to be made to such officer.

The agreements also contain certain non compete restrictions and covenants on the part of Mr. Thomas.

The initial term of the agreement, unless earlier terminated or extended due to a change in control event, is effective as of March 10, 2006 and will end on December 31, 2006. On January 1, 2007 and on each anniversary of January 1 thereafter, the term will be extended for an additional period of one year, unless or until terminated or modified by a change in control event in accordance with the terms of the agreement.

Second, M. Craig Benson, who has served as Ferro’s Vice President, Electronic Materials Systems, since 2003, has ceased to serve as an executive officer of the Company and his employment with the Company ended on February 28, 2006. In order to assure an orderly transition of Mr. Benson’s management responsibilities, the Company and Mr. Benson have entered into a Separation Agreement and Release (the "Separation Agreement") dated March 7, 2006 with an effective date of March 14, 2006.

Under the Separation Agreement, from March 1, 2006, through the earlier of August 31, 2007, or the date on which Mr. Benson begins employment with another employer, Ferro will pay Mr. Benson as severance Mr. Benson’s current base salary of approximately $10,417 per twice-monthly pay period and will continue to provide Mr. Benson coverage under Ferro’s employee health plans.

Mr. Benson’s bonus for 2005 and his distribution and payment with respect to Performance Shares awarded him for the performance period 2003 to 2005 will be determined in accordance with standard Ferro policy. Subject to any insider trading blackouts that may from time to time be in effect, Mr. Benson will be entitled to exercise any stock options that have vested as of the date his employment terminates provided he carries out such exercise no later than 90 days after Ferro has filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2005. After such 90-day period, Mr. Benson will not be entitled to exercise any further Ferro stock options. And, Mr. Benson will not be eligible for any further distributions or payments with respect to Performance Shares awarded him under Ferro’s Performance Share Plan or Long-Term Incentive Compensation Plan.

In the Separation Agreement, Mr. Benson has agreed to certain non-competition, non-disclosure, and non-disparagement covenants and has agreed to cooperate with the Company in on-going litigation. In addition, Mr. Benson releases Ferro and its employees, officers, directors, parents, subsidiaries, affiliates, agents, representatives, successors, and assigns from any and all claims, demands, actions, causes of action, suits, damages, losses, costs, attorneys’ fees, and/or expenses, known or unknown, which Mr. Benson has or may claim to have against any of the foregoing arising out of his employment or as a result of the termination of his employment with Ferro.

Item 9.01 Financial Statements and Exhibits.

Exhibits.

10.1 Form Change in Control Agreement

(Reference is made to Exhibit 10(j) to Ferro Corporation Annual Report on Form 10-K for the year ended December 31, 1999, which Exhibit is incorporated herein by reference.)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ferro Corporation

March 14, 2006	By:	Thomas M. Gannon

Name: Thomas M. Gannon
Title: Vice President and Chief Financial Officer